Exhibit 5.1

The Directors Telix Pharmaceuticals Limited 55 Flemington Road North Melbourne VIC 3051 Australia	19 December 2024 Matter 82783389 By Email

Dear Directors

Telix Pharmaceuticals Limited – Registration Statement on Form S-8

We have acted as Australian legal counsel to Telix Pharmaceuticals Limited ACN 616 620 369 (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form S-8 (Registration Statement) under the U.S. Securities Act of 1933, as amended (Securities Act), with the U.S. Securities and Exchange Commission (Commission) for the registration of 41,917,933 ordinary shares (Shares), issuable pursuant to the Company’s Equity Incentive Plan (EIP) and 1,351,000 Shares issuable pursuant to the Company’s Employee Stock Purchase Plan (ESPP).

1	Documents examined and searches conducted and relied upon by us

For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	the Company’s EIP as most recently adopted by the Board on 13 November 2024 and the Company’s ESPP adopted by the Board on 12 December 2024;

(b)
copies of notices of meeting for the annual general meetings of the Company for the years 2019 to 2024 (inclusive) (together, the Notices of Meetings) and resolutions passed at the meetings convened by the Notices of Meetings;

(c)	copies of the results of the annual general meetings of the Company for the years 2019 to 2024 (inclusive) as released to the Australian Securities Exchange;

(d)	the prospectus issued by the Company dated 16 October 2017; and

(e)	the constitution of the Company.

2	Assumptions in providing this letter

For the purposes of this opinion, we assume, having taken no steps to verify:

(a)	that the shareholders’ meetings the subject of the Notices of Meetings were properly convened and that the resolutions passed at those shareholders’ meetings were properly passed;

(b)
that the directors of the Company have acted in accordance with their duties in causing the Company to adopt the EIP and ESPP, and have acted, and will act, at all times in accordance with their duties in resolving to grant any securities under such plans and to issue or allocate Shares pursuant to the vesting or exercise of securities issued under those plans;

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3 Opinion
(c)
the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments, and certificates submitted to us as copies or forms or originals;

(d)	all relevant documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;

(e)
any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery, or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the law of the Commonwealth of Australia;

(f)
the filing of the Registration Statement or the consummation of the transactions contemplated therein does not violate or contravene the law of any jurisdiction or any applicable law under any jurisdiction (excluding the laws of the Commonwealth of Australia);

(g)
no person has or will engage in fraudulent or unconscionable conduct or conduct that is dishonest, misleading or deceptive or that is likely to mislead or deceive in relation to the EIP, ESPP or the Registration Statement;

(h)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the EIP, ESPP or the Registration Statement;

(i)
all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation;

(j)
the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time any Shares covered by the Registration Statement are allotted, issued and delivered; and

(k)
all public records and searches that we have examined are accurate and the information disclosed by the searches conducted by us is true and complete and such information has not been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

3	Opinion

Based on and subject to the above, in our opinion, the Shares covered by the Registration Statement when allotted, issued and delivered by the Company in accordance with the terms of the EIP and ESPP will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of Shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed that those words mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company or subject to any call for payment or further capital in their capacity as holders of such Shares).

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4	Limitations

No opinion is expressed herein as to any matter pertaining to contents of the Registration Statement.

5	Applicability

The opinion expressed above, which is covered by and to be interpreted in accordance with, the laws of the State of Victoria, Australia, is given only with respect to the laws of that State and of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated and do not express any view about any law, other than that of the Commonwealth of Australia.

This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, accounting, actuarial or commercial matters.

This opinion is deemed to be given as of 19 December 2024 and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6	Consent

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

Yours sincerely

Herbert Smith Freehills

Tim McEwen Partner Herbert Smith Freehills +61 3 9288 1549 +61 413 004 826 tim.mcewen@hsf.com

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership ABN 98 773 882 646, are separate member firms of the international legal practice known as Herbert Smith Freehills.

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